Exhibit 4.1


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


                   This AMENDMENT, dated as of June 30, 1997, is between JP FOODSERVICE, INC., a Delaware corporation (the "Corpora-tion"), and THE BANK OF NEW YORK (the "Rights Agent").

                                     Recitals

                   WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of February 19, 1996, as amended as of May 17, 1996 and as of September 26, 1996 (the "Rights Agreement"); and

                   WHEREAS, Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff"), and the Corporation propose to enter into an Agree-ment and Plan of Merger (the "Rykoff Merger Agreement") pursu-ant to which Rykoff will merge with and into Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger"), and two related Stock Option Agree-ments (the "Stock Option Agreements") between the Corporation as grantee and Rykoff as issuer, and between Rykoff as grantee and the Corporation as issuer; and

                   WHEREAS, the Corporation and certain stockholders of Rykoff propose to enter into a Support Agreement pursuant to which such stockholders, among other things, will agree to vote their shares of common stock of Rykoff in favor of the Merger; and

                   WHEREAS, the Board of Directors of the Corporation has approved the Rykoff Merger Agreement, the Merger, the Stock Option Agreements and the Support Agreement; and

                   WHEREAS, Pursuant to Section 27 of the Rights Agree-ment, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing.

                   Accordingly, the parties agree as follows:

                   1. Amendment of Section 1(a). The first two sen-tences of Section 1(a) of the Rights Agreement are hereby de-leted and the following shall be substituted in their place:

                   "Acquiring Person" shall mean any Person (as such
              term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinaf-ter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but





              shall not include (x) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, and employee benefit plan of the Company or any Subsidiary of the Com-pany, or any entity holding Common Shares for or pursuant to the terms of such plan or (y) Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff") or any ML Entity (as de-fined in clause (iii) of this sentence), but only to the extent that Rykoff or such ML Entity would, absent this provision, be deemed to be an Acquiring Person solely as the result of (i) the execution and delivery of the Agree-ment and Plan of Merger (the "Rykoff Merger Agreement"), to be dated as of June 30, 1997, by and between the Com-pany, Rykoff and Hudson Acquisition Corp., a Delaware cor-poration and a wholly-owned subsidiary of the Company ("Acquisition"), which provides for the merger of Rykoff with and into Acquisition (the "Rykoff Merger"); (ii) the execution and delivery of the Stock Option Agreement, to be dated as of June 30, 1997, by and between the Company, as issuer, and Rykoff, as grantee; (iii) the Support Agreement, to be dated as of June 30, 1997, by and between the Company, on the one hand, and the Rykoff stockholders whose names are set forth on the signature pages thereto (each individually, an "ML Entity" and collectively, the "ML Entities"), and acknowledged by Rykoff; or (iv) the consummation of the transactions contemplated by agree-ments contemplated by the Rykoff Merger Agreement, in-cluding, without limitation, the Merger.

                   2. Deletion of Certain Sections. Sections 1(l), 1(m), 1(p) and 1(q) of the Rights Agreement are hereby deleted and Sections 1(n), 1(o) and 1(r) are hereby renumbered as Sec-tions 1(l), 1(m) and 1(n), respectively.

                   3.  Amendment of Section 3(a).  The first sentence of
         Section 3(a) of the Rights Agreement is hereby amended by de-leting therefrom the words "Sara Lee Party" and substituting for such words the words "ML Entity".

                   4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                   5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in ac-cordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amend-ment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute





         but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or un-enforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or in-validated.





                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            JP FOODSERVICE, INC.




                                            /s/ James L. Miller
                                            Name:  James L. Miller
                                            Title: Chairman, President
                                                   and Chief Executive
                                                   Officer




                                            THE BANK OF NEW YORK




                                            /s/ Ralph Chianese
                                            Name:  Ralph Chianese
                                            Title: Vice President